Exhibit 3.3

CERTIFICATE OF AMENDMENT
TO
SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION
OF
GRYPHON DIGITAL MINING, INC.

Pursuant to Section 242 of the

General Corporation Law of the State of Delaware

Gryphon Digital Mining, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify as follows:

First. The name of the corporation is Gryphon Digital Mining, Inc. The original Certificate of Incorporation of the Corporation was filed with the office of the Secretary of State of the State of Delaware (the “Delaware Secretary”) on October 3, 2018, under the name MTech Acquisition Holdings Inc. The Amended and Restated Certificate of Incorporation of the Corporation was filed with the Delaware Secretary on June 17, 2019, under the name Akerna Corp.

Second. The Second Amended and Restated Certificate of Incorporation of the Corporation was filed with the Delaware Secretary on September 2, 2025, under the name Gryphon Digital Mining, Inc. (as amended from time to time, the “Second Amended and Restated Certificate”).

Third. Article I of the Second Amended and Restated Certificate is hereby amended to read in its entirety as set forth below:

ARTICLE I

NAME

The name of the corporation is American Bitcoin Corp. (the “Corporation”).

Fourth. The foregoing amendment was duly adopted in accordance with Section 242 of the DGCL.

Fifth. Except as amended hereby, all of the provisions of the Second Amended and Restated Certificate shall continue in full force and effect.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment as of this 3rd day of September, 2025.

GRYPHON DIGITAL MINING, INC.

By:	/s/ Matt Prusak
Name:	Matt Prusak
Title:	President

[Signature Page to Certificate of Amendment to Certificate of Incorporation]